Exhibit 99.1

LogicMark, Inc. Announces Second Quarter 2024 Financial Results

Expansion Strategy into Personal Safety Markets Continues

LOUISVILLE, Ky., Aug. 13, 2024 --  LogicMark, Inc. (Nasdaq: LGMK), a provider of personal safety, personal emergency response systems (PERS), health communications devices, and technology for the growing care and safety economy, today announced financial results for the quarter ended June 30, 2024.

Summary:

●	Revenues were $2.3 million, up slightly compared with the prior year period.

●	Gross margin in the second quarter of 2024 was 67%, compared with 69% for the second quarter of 2023.

●	Overall operating expenses were $3.6 million, compared with $3.9 million for the prior year period.

●	The cash balance on June 30, 2024 was $3.0 million.

●	The Company’s intellectual property portfolio is expanding, with 14 patents filed since June 2021. This includes five provisional patents, three awarded patents, and the remaining patents, which have been finalized.

●	The Company’s product line now includes five hardware products, with new devices that include fall detection, geo-fencing, and proprietary leading-edge technology which includes cloud and mobile caretaker support app technology and a new personal safety app with a Bluetooth emergency button.

Chia-Lin Simmons, Chief Executive Officer of LogicMark, commented, “Our second quarter results reflect our expanded sales and marketing efforts to promote our products across various verticals, targeting higher revenue streams. We now offer five PERS solutions that include features such as advanced fall detection, geo-fencing for memory care, connected cloud and caretaker app support, a personal safety solution with the Aster safety app, and a robust and growing intellectual property portfolio which includes artificial intelligence and machine learning.

“The demand for solutions that enhance personal safety and independence remains strong. Our data indicates that the elderly population is living longer and prefers to age in place. With approximately 10,000 baby boomers turning 65 daily, the demand for healthcare and home industry workers surpasses supply. Concerns about personal safety are at an all-time high, and our solutions are designed to provide much-needed peace of mind.

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“Our understanding of these evolving industry trends is clear, leading us to design solutions that are both reactive and predictive. As the personal safety and elder care markets continue to grow, our Care Village ecosystem of software and hardware is helping meet the changing needs of society and its families across the USA.”

Second Quarter 2024 Results

Revenue for the second quarter ended June 30, 2024 was $2.3 million, up slightly compared with the same period last year. A higher average selling price more than offset softness in unit sales.

The gross margin was a more normalized 67% for the three months ended June 30, 2024, down from 69% for the three months ended June 30, 2023. Gross profit in the second quarter of this year was relatively unchanged at $1.6 million, compared with $1.6 million in the same period last year.

Total operating expenses in the second quarter of 2024 were $3.6 million versus $3.9 million in the second quarter of 2023, a decrease of 6%. Reduced operating expenses were driven by lower spending in product development and technical engineering, partially offset by higher spending in sales, marketing, and advertising as the Company pivots from developing new products to putting those products in the hands of our customers. General and administrative costs also fell due to lower recruiting, professional, and legal fees.

Net loss attributable to common shareholders for the second quarter was $2.1 million compared with a net loss to common shareholders of $2.3 million in the same period last year. On a fully diluted basis, the net loss per share was $0.96, compared with a net loss of $1.83 per share in the same period last year. This $0.87 per share improvement in the net loss per share includes $0.68 per share attributable to the higher weighted average number of common shares outstanding.

As of June 30, 2024, the cash balance was $3.0 million.

Subsequent Events

On August 5, 2025, the Company closed a public offering of units and pre-funded units consisting of shares of common stock, warrants and pre-funded warrants. Before deducting placement agent discounts and commissions and estimated offering expenses, gross proceeds were approximately $4.5 million. The Company intends to use the net proceeds from the offering for continued new product development, working capital and other general corporate purposes.

Investor Call and SEC Filings

Chia-Lin Simmons, CEO, and Mark Archer, CFO, will host a live investor call and webcast on August 13, 2024, at 1:30 PM (PDT) / 4:30 PM (EDT) to review the Company’s second quarter of 2024 financial results.

Investors wishing to participate in the conference call must register to obtain their dial-in and pin number here: https://register.vevent.com/register/BI84b6f480bffa411bb180ee9109eecda5.

To listen to the live webcast, please visit the LogicMark Investor Relations website here or use the following link: https://edge.media-server.com/mmc/p/76eaj2t5.

The associated press release, SEC filings, and webcast replay will also be accessible on the investor relations website.

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About Us

LogicMark, Inc. (Nasdaq: LGMK) is on a mission to let people of all ages lead a life with dignity, independence, and the joy of possibility. The Company provides personal safety, personal emergency response systems (PERS), software apps, health communications devices, services, and technologies to create a Connected Care Platform. Made up of a team of leading technologists with a deep understanding of IoT, AI, and machine learning and a passionate focus on understanding consumer needs, LogicMark is dedicated to building a ‘Care Village’ with proprietary technology and creating innovative solutions for the care economy. The Company’s PERS technologies are sold through the United States Veterans Health Administration, dealers, distributors, and direct to consumer. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments. For more information visit LogicMark.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy and the Company’s planned use of the proceeds received in connection with the public offering described above. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long-range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

Investor Relations Contact

investors@logicmark.com

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LogicMark, Inc.

CONDENSED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current Assets
Cash and cash equivalents	$2,959,815	$6,398,164
Accounts receivable, net	11,918	13,647
Inventory	678,537	1,177,456
Prepaid expenses and other current assets	773,894	460,177
Total Current Assets	4,424,164	8,049,444

Property and equipment, net	161,501	203,333
Right-of-use assets, net	82,298	113,761
Product development costs, net of amortization of $216,151 and $68,801, respectively	1,368,120	1,269,021
Software development costs, net of amortization of $161,775 and $23,354, respectively	1,637,875	1,299,901
Goodwill	3,143,662	3,143,662
Other intangible assets, net of amortization of $6,047,407 and $5,666,509, respectively	2,557,160	2,938,058

Total Assets	$13,374,780	$17,017,180

Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity

Current Liabilities
Accounts payable	$796,815	$901,624
Accrued expenses	767,717	1,151,198
Deferred Revenue	25,069	-
Total Current Liabilities	1,589,601	2,052,822
Other long-term liabilities	13,382	51,842
Total Liabilities	1,602,983	2,104,664

Commitments and Contingencies (Note 8)

Series C Redeemable Preferred Stock
Series C redeemable preferred stock, par value $0.0001 per share: 2,000 shares designated; 10 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	1,807,300	1,807,300

Stockholders’ Equity
Preferred stock, par value $0.0001 per share: 10,000,000 shares authorized
Series F preferred stock, par value $0.0001 per share: 1,333,333 shares designated; 106,333 shares issued and outstanding as of June 30, 2024 and as of December 31, 2023, respectively, aggregate liquidation preference of $319,000 as of June 30, 2024 and as of December 31, 2023, respectively	319,000	319,000
Common stock, par value $0.0001 per share: 100,000,000 shares authorized; 2,193,587 and 2,150,412 issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	220	216
Additional paid-in capital	113,589,568	112,946,891
Accumulated deficit	(103,944,291)	(100,160,891)

Total Stockholders’ Equity	9,964,497	13,105,216

Total Liabilities, Series C Redeemable Preferred Stock and Stockholders’ Equity	$13,374,780	$17,017,180

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LogicMark, Inc.

CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$2,336,268	$2,326,995	$4,947,351	$5,136,713
Costs of goods sold	781,318	727,276	1,625,183	1,674,445
Gross Profit	1,554,950	1,599,719	3,322,168	3,462,268

Operating Expenses
Direct operating cost	320,660	312,426	651,580	575,228
Advertising costs	135,220	85,277	287,433	133,393
Selling and marketing	605,493	517,931	1,193,031	983,466
Research and development	133,556	250,266	307,458	564,154
General and administrative	1,982,997	2,443,860	3,881,960	4,857,619
Other expense	69,932	50,646	153,758	78,964
Depreciation and amortization	377,974	215,703	723,525	431,701

Total Operating Expenses	3,625,832	3,876,109	7,198,745	7,624,525

Operating Loss	(2,070,882)	(2,276,390)	(3,876,577)	(4,162,257)

Other Income
Interest income	32,025	8,510	93,177	60,938
Total Other Income	32,025	8,510	93,177	60,938

Loss before Income Taxes	(2,038,857)	(2,267,880)	(3,783,400)	(4,101,319)
Income tax expense	-	-	-	-
Net Loss	(2,038,857)	(2,267,880)	(3,783,400)	(4,101,319)
Preferred stock dividends	(75,000)	(75,000)	(150,000)	(150,000)
Net Loss Attributable to Common Stockholders	$(2,113,857)	$(2,342,880)	$(3,933,400)	$(4,251,319)

Net Loss Attributable to Common Stockholders Per Share - Basic and Diluted	$(0.96)	$(1.83)	$(1.81)	$(3.73)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	2,190,716	1,282,794	2,170,564	1,139,437

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